Exhibit 99.1

MACY'S, INC.

FOR IMMEDIATE RELEASE

Contacts:
       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

MACY'S, INC. SAME-STORE SALES DOWN 7.1% IN JANUARY
With tax settlement, company expects 4Q diluted EPS
of $1.75 to $1.80, excluding merger integration costs

CINCINNATI, Ohio, February 6, 2008 - Macy's, Inc. today reported total sales of $1.275 billion for the four weeks ended Feb. 2, 2008, compared to total sales of $1.782 billion in the five weeks ended Feb. 3, 2007. The 28.4 percent decrease in total sales was primarily attributable to one fewer week in the January 2008 calendar versus January 2007. For the comparable four-week period (comparing the final four weeks of fiscal 2007 with the final four weeks of fiscal 2006), Macy's, Inc.'s same-store sales were down 7.1 percent in January. This is below guidance for January same-store sales to be down between 4 and 6 percent.

            (Editor's Note: Macy's, Inc. this afternoon also issued a separate news release announcing new initiatives to drive sales and earnings growth.)

For the 13-week fourth quarter of fiscal 2007, Macy's, Inc.'s sales totaled $8.597 billion, down 6.1 percent from total sales of $9.159 billion for the final 14 weeks of 2006. On a same-store basis, the company's fourth quarter sales were down 2.0 percent. This compares with guidance for fourth quarter sales to be in the range of down 2 percent to up 1 percent.

The company's total sales for the 52 weeks of fiscal 2007 were $26.316 billion, down 2.4 percent  from total sales of $26.970 billion in the 53 weeks of fiscal 2006. On a same-store basis, Macy's, Inc.'s annual sales were down 1.3 percent.

Macy's, Inc. now expects fourth quarter earnings per diluted share to be between $1.75 and $1.80, excluding merger integration costs of approximately $70 million.

Included in fourth quarter guidance is a non-cash tax credit resulting from the settlement of the company's federal income tax examination for fiscal years 2003, 2004 and 2005. The credit, which is primarily attributable to a loss related to the disposition of a former subsidiary, will reduce income tax expense by approximately $78 million and contribute approximately 18 cents per diluted share to fourth quarter earnings.

Macy's, Inc. is slated to report its fourth quarter earnings on Tuesday, Feb. 26, and will webcast a call with financial analysts that day at 10:30 a.m. (ET).
The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-800-474-8920
(719-457-2727 for international callers), passcode 4700212.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2007 sales of $26.3 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)